Exhibit 21.1

SUBSIDIARIES OF ENTASIS THERAPEUTICS Holdings Inc.

Name	Jurisdiction of Incorporation
Entasis Therapeutics Inc.	Delaware
Entasis Therapeutics Limited	United Kingdom